Exhibit 99.1

Zafgen Announces Beloranib IND Placed on Complete Clinical Hold

BOSTON – Dec. 2, 2015 – Zafgen, Inc. (Nasdaq:ZFGN), a biopharmaceutical company dedicated to significantly improving the health and well-being of patients affected by obesity and complex metabolic disorders, today received verbal notice from the U.S. Food and Drug Administration (FDA) that its beloranib investigational new drug (IND) application has been placed on complete clinical hold, affecting the ongoing open label extension (OLE) portion of the pivotal Phase 3 ZAF-311 bestPWS clinical trial in patients with Prader-Willi syndrome (PWS). A complete clinical hold is an order that the FDA issues to a sponsor to suspend all clinical work requested under the Company’s IND application.

“We are working diligently to assemble and analyze the data from our ZAF-311 clinical trial to be able to provide a clear view of the safety and efficacy of beloranib in the PWS population,” said Dr. Thomas Hughes, Chief Executive Officer of Zafgen. “Together with PWS and thrombosis experts, we are developing a comprehensive approach to better understand the incidence and mechanisms underlying thromboembolic disease in the setting of PWS. We remain committed to advancing beloranib as a potential new therapy for this underserved patient population.”

As previously announced, the Company continues to expect top-line results of the randomized portion of the ZAF-311 clinical trial in the first quarter of 2016.

About Beloranib

Beloranib is a novel, first-in-class injectable small molecule therapy with a unique mechanism of action that reduces hunger while stimulating the use of stored fat as an energy source. Beloranib is a potent inhibitor of MetAP2, an enzyme that modulates the activity of key cellular processes that control metabolism. MetAP2 inhibitors work, at least in part, by directing MetAP2 binding to cellular stress mediators, and, thus, reducing the tone of signals that drive lipid synthesis by the liver and fat storage throughout the body. In this manner, MetAP2 inhibition increases metabolism of fat as an energy source. Zafgen holds exclusive worldwide rights (exclusive of South Korea) for the development and commercialization of beloranib. Zafgen exclusively licensed beloranib from Chong Kun Dang Pharmaceutical Corporation (CKD Pharma) of South Korea.

About Prader-Willi Syndrome (PWS)

Prader-Willi syndrome (PWS), the most common known genetic cause of life-threatening obesity, results in constant and unrelenting hunger that drives patients with PWS to engage in problematic hunger-related behaviors and to gain excessive weight. As a result, many of those affected with PWS become morbidly obese and suffer significant mortality. Currently, there is no cure for this disease. Although the cause of PWS is complex, it results from a deletion or loss of function of a cluster of genes on the 15th chromosome. PWS typically causes low muscle mass and function, short stature, incomplete sexual development, and a chronic feeling of hunger that, when coupled with a metabolism that utilizes drastically fewer calories than normal, can lead to excessive eating and life-threatening obesity. PWS occurs in males and females equally and in all races, with the same incidence around the world. Prevalence estimates have ranged from 1:8,000 to 1:50,000.

About Zafgen

Zafgen (Nasdaq:ZFGN) is a biopharmaceutical company dedicated to significantly improving the health and well-being of patients affected by obesity and complex metabolic disorders. Zafgen is focused on developing novel therapeutics that treat the underlying biological mechanisms through the MetAP2 pathway. Beloranib, Zafgen’s lead product candidate, is a novel, first-in-class, twice-weekly subcutaneous injection being developed for the treatment of multiple indications, including severe obesity in two rare diseases, Prader-Willi syndrome and obesity caused by hypothalamic injury, including craniopharyngioma-associated obesity; and severe obesity in the general population. Zafgen is also developing ZGN-839, a liver-targeted MetAP2 inhibitor, for the treatment of nonalcoholic steatohepatitis, or NASH, and abdominal obesity, as well as second-generation MetAP2 inhibitors. Zafgen aspires to improve the lives of patients through targeted treatments and has assembled a team accomplished in bringing therapies to patients with both rare and prevalent metabolic diseases.

Safe Harbor Statement

Various statements in this release concerning Zafgen’s future expectations, plans and prospects, including without limitation, Zafgen’s expectations regarding beloranib as a treatment for PWS, HIAO, including craniopharyngioma-associated obesity, and other forms of severe obesity, including severe obesity in patients with type 2 diabetes, its expectations with respect to the timing and success of its clinical trials of beloranib and other product candidates, the expected requirements and timing of additional requirements for ongoing and planned clinical trials, and the need for additional clinical trials and pre-clinical studies, and its plans regarding commercialization of beloranib may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Zafgen’s ability to obtain a release of the complete clinical hold placed on the beloranib IND, Zafgen’s ability to successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not support further development, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting its intellectual property, Zafgen’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, competition from others developing products for similar uses, Zafgen’s ability to manage operating expenses, Zafgen’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Zafgen’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Zafgen’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Zafgen’s subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Zafgen’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Zafgen explicitly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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